EXHIBIT 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS SECOND QUARTER 2003 EARNINGS

July 28, 2003, Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $2,465,000, or $.16 per share, on operating revenues of $26,201,000 for the second quarter of 2003. This compares to net income of $2,221,000, or $.15 per share, on operating revenues of $22,536,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that the increase in earnings was attributable primarily to the continued growth in revenues and income of the Company’s Competitive Local Exchange Carrier (CLEC), an increase in equity income recorded from the Company’s limited partner interest in three cellular partnerships and a reduction in net interest expense as a result of the further strengthening of the Company’s balance sheet through the reduction of total debt outstanding by almost $20 million, or 40.5%, since June 30, 2002.

Mr. Brown further stated that the results for the second quarter were noteworthy in that second quarters for both 2003 and 2002 contained significant charges. The Company recorded $2,659,000 in charges associated with a workforce reduction program during the second quarter of 2003. These charges decreased net income for the 2003 second quarter by $1,556,000, or $.10 per share. The prior year second quarter included $501,000 in charges associated with the bankruptcies of WorldCom and Global Crossings and a $140,000 write-down for an other-than-temporary decline in equity securities held by the Company. These charges decreased net income for the second quarter of 2002 by $375,000, or $0.02 per share.

Turning to revenues, Mr. Brown explained that operating revenues increased $3,665,000, or 16.3%, in the 2003 second quarter versus second quarter 2002. The increase was principally the result of the aggressive pursuit of new customers through the Company’s CLEC operations as well as the continued expansion of enhanced services, such as Digital Subscriber Line (“DSL”), vertical features and high-capacity data lines. The second quarter of 2003 was also positively impacted by $427,000 in final inter-carrier settlement adjustments covering a two year period. In addition, as previously noted, the second quarter of 2002 included $501,000 in bankruptcy charges, which were recorded as a reduction in revenue.

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS SECOND QUARTER 2003 EARNINGS

Operating expenses for the second quarter of 2003 increased $4,798,000, or 27.4%, over the comparable prior year period. However, excluding the workforce reduction charges of $2,659,000 incurred during the second quarter of 2003, operating expenses would have increased by $2,139,000, or 12.2%, from the prior year second quarter. As is the case with many other businesses, the Company has experienced significant increases in both pension expense and healthcare insurance premiums. In addition, variable costs have increased at the Company’s CLEC in association with its revenue growth and its depreciation expense has also increased due to a higher asset balance.

The increase in variable costs and depreciation expense should not be viewed negatively, Mr. Brown explained. The Company now has more than 40,800 CLEC access line equivalents installed as well as 8,670 DSL lines sold across all subsidiaries. CLEC access line equivalents and consolidated DSL lines have grown 68% and 42%, respectively, over the last twelve months. The significant investments made to implement a CLEC edge-out strategy and to expand broadband capabilities at all subsidiaries are continuing to be a growth engine in producing increases in revenues. He added that with the completion of NPSI’s substantial five-year capital improvements program, the Company is exceptionally well positioned to provide the services, which existing and new customers will demand, and to take advantage of opportunities, which will arise with only a modest level of capital expenditures.

For the first six months of 2003, the Company’s operating revenues increased $5,631,000, or 12.3%, to $51,321,000 from $45,690,000 for the comparable period in 2002; operating expenses increased $7,209,000, or 20.8%, to $41,853,000 from $34,644,000 in 2002; net income increased $475,000, or 8.7%, to $5,943,000 from $5,468,000 in 2002; and earnings per share for the first six months of 2003 were $.40 as compared to $.36 in 2002. Excluding the charges previously noted (the $2,659,000 in operating expenses recorded in the second quarter of 2003 in relation to the workforce reduction program and the $501,000 and $140,000 recorded in the second quarter of 2002 in relation to the carrier bankruptcies and equity securities write-down), the Company’s operating revenues, operating expenses and net income increased 11.1%, 13.1% and 28.3%, respectively. Factors for revenue and operating expense growth for the six months of 2003 over the prior year period are similar to those factors mentioned within the quarter over quarter comparisons and contributed to a $580,000 increase in net operating income. Increases in net income were also attributable to a $725,000 reduction in interest expense and improvements in non-operating earnings, including a $494,000 increase in equity income recorded from the Company’s cellular partnership interests.

In response to decreases in service level activities at North Pittsburgh Telephone Company (NPTC), the Company’s Incumbent Local Exchange Carrier (ILEC), a workforce reduction program was instituted during

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS SECOND QUARTER 2003 EARNINGS

the second quarter of 2003. This program consisted of both layoffs and early retirement incentives and affected only the NPTC subsidiary. The Company reduced the NPTC workforce by approximately 15% and recorded pre-tax charges totaling $2,659,000 in the second quarter of 2003. These charges consisted of $1,076,000 in severance and early retirement incentives, all of which were paid prior to June 30, 2003, and $1,583,000 in non-cash curtailment charges associated with the acceleration of pension and postretirement healthcare obligations. The Company expects to derive quarterly costs reductions of approximately $550,000, or $0.02 per share after tax, as a result of this workforce reduction.

Mr. Brown concluded his remarks by stating that the Company has been able to use its cash flows from operations and cash reserves to significantly pay down debt, to internally finance 100% of the capital additions made over the last two years and to reward shareholders with a dividend yield that is consistently among the highest in the ILEC sector. He said that management is confident it has taken the steps necessary to preserve the strong operating margins and cash flows at NPTC by right sizing the workforce to better align operating costs with the current market conditions and financial objectives. The Company will continue to focus and execute upon its core strengths, which include robust ILEC and CLEC networks, the ability to provide advanced broadband capabilities to over 99% of its customers, a strong market presence with nearly a 100 year history and a continued focus on customer service and quality of service.

North Pittsburgh Systems, Inc. has total assets of $146 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance, business phone systems and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom). The Company serves approximately 76,000 access lines in its franchised local exchange territory and 40,800 access line equivalents in its CLEC edge-out markets.